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                                                                    Exhibit 23.1



                        Consent of Independent Auditors


The Partners
Wicks Broadcast Group Limited Partnership:


     We consent to incorporation by reference in the registration statement (No. 333-65279) on Form S-8 of Citadel Communications Corporation of our report dated December 15, 1998, relating to the balance sheet of Wicks Radio Group (a division of the Wicks Broadcast Group Limited Partnership) as of December 31, 1997 and the related statements of operations and changes in division equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Citadel Communications Corporation dated November 19, 1998.



/s/ KPMG Peat Marwick LLP
----------------------------


McLean, Virginia
December 15, 1998